EXHIBIT 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of  July 12, 2010, among CKE Restaurants, Inc., a Delaware corporation (the “Company”), Aeroways, LLC, a California limited liability company (“Aeroways”), Burger Chef Systems, Inc., a North Carolina corporation (“Burger Chef”), Carl Karcher Enterprises, Inc., a California corporation (“Carl Karcher”), Carl’s Jr. Region VIII, Inc., a Delaware corporation (“Carl’s VIII”), Channel Islands Roasting Company, a California corporation (“Channel Islands”), CKE Distribution, LLC, a California limited liability company (“CKE Distribution”), CKE REIT II, Inc., a Delaware corporation (“CKE REIT”), Flagstar Enterprises, Inc., an Alabama corporation (“Flagstar”), GB Franchise Corporation, a California corporation (“GB Franchise”), Hardee’s Food Systems, Inc., a North Carolina corporation (“Hardee’s”), HED, Inc., a North Carolina corporation (“HED”), Santa Barbara Restaurant Group, Inc., a Delaware corporation (“SBRG”), Spardee’s Realty, Inc., an Alabama corporation (“Spardee’s” and, collectively with Aeroways, Burger Chef, Carl Karcher, Carl’s VIII, Channel Islands, CKE Distribution, CKE REIT, Flagstar, GB Franchise, Hardee’s, HED and SBRG, the “New Guarantors”), each a subsidiary of the Company (or its successors) and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Columbia Lake Acquisition Corp. (“Columbia”) and the Trustee have heretofore executed and delivered an indenture dated as of July 12, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), providing initially for the issuance of $600,000,000 in aggregate principal amount of the Issuer’s 11.375% Senior Secured Second Lien Notes due 2018 (the “Securities”);

WHEREAS Columbia heretofore issued the Securities to certain initial purchasers pursuant to that certain Purchase Agreement, dated as of July 6, 2010, by and among Columbia, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and RBC Capital Markets Corporation;

WHEREAS, Sections 5.01 and 9.01 of the Indenture permit Columbia to merge with and into the Company, without the consent of the Holders;

WHEREAS, prior to the execution of this Supplemental Indenture, Columbia merged with and into the Company, with the Company as the surviving entity, pursuant to the Agreement and Plan of Merger, dated as of April 18, 2010, by and among Columbia Lake Acquisition Holdings, Inc., Columbia and the Company;

WHEREAS, Sections 4.11 and 12.06 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Issuer’s Obligations under the Securities and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holder;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.           Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture, the Trustee and the Collateral Agent acting on behalf of and for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.           Assumption of Obligations and Agreements under the Indenture and the Securities.  The Company hereby expressly agrees to assume and perform all of the obligations and agreements of Columbia under the Indenture and the Securities in the same manner as if it were originally named as the Issuer in the Indenture and the Securities, such assumption to be effective upon the execution and delivery of this Supplemental Indenture.  All references in the Indenture and the Securities to the “Issuer” shall mean the Company from and after the date hereof.  Upon the execution and delivery of this Supplemental Indenture, the Company hereby directs the Trustee to adjust its books and records to reflect the Company as the “Issuer” under the Indenture and the Securities.

2.           Agreement to Guarantee.  Each New Guarantor hereby agrees, jointly and severally, to unconditionally guarantee the Issuer’s Obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.           Notices.  All notices or other communications to the New Guarantors shall be given as provided in Section 13.02 of the Indenture.

4.           Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5.           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.           Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.           Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CKE RESTAURANTS, INC., as the Company

By:

Name:

Title:

AEROWAYS, LLC
BURGER CHEF SYSTEMS, INC.
CARL KARCHER ENTERPRISES, INC.
CARL’S JR. REGION VIII, INC.
CHANNEL ISLANDS ROASTING COMPANY
CKE DISTRIBUTION, LLC
CKE REIT II, INC.
FLAGSTAR ENTERPRISES, INC.
GB FRANCHISE CORPORATION
HARDEE’S FOOD SYSTEMS, INC.
HED, INC.
SANTA BARBARA RESTAURANT GROUP, INC.
SPARDEE’S REALTY, INC.

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

By:

Name:

Title: